UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   June 29, 2012

EFL OVERSEAS, INC.
(Name of Small Business Issuer in its charter)

Nevada	000-54328	26-3062721
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

333 N. Sam Houston Parkway East, Suite 600, Houston, Texas  77060
 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (281) 260-1034

(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 29, 2012, we entered into a conditional Agreement of Purchase and Sale (the “Purchase Agreement”) with Devon Canada (“Devon”) for the acquisition of its entire right and interest (generally a working interest of 22.989%, with a working interest of 69.337% in one producing gas well) in 30,188 acres of land, more or less (the "Lands"), together with additional assets associated with the Lands, located  in the Kotaneelee Area, Yukon Territory, Canada (the “Assets”).

More particularly, the Assets include a gas dehydration plant (capacity: 70 million cubic feet per day (“MMCFD”)), one gas well producing approximately 3.5 MMCFD, one water disposal well (capacity: 6,000 barrels per day), two suspended gas wells, flarestack, storage tanks, airstrip, roads, gathering systems, geological data, equipment, and other transportation and camp infrastructure.

In exchange for the Assets, we have agreed to pay CAD$270,000 (USD$266,500) in cash, and indemnify Devon against its portion of the abandonment, reclamation and environmental liabilities associated with the Assets. Early estimates of those liabilities range from USD$7,000,000 to USD$8,000,000. To secure our indemnity, we have agreed to provide Devon a corporate guarantee (the “Guarantee”) in the amount of CAD$10,000,000 and deliver letters of credit (the “Letters of Credit”) totaling CAD$5,000,000 to Devon and the government of the Yukon Territory. The amount of the Letters of Credit will reduce the amount of the Guarantee on a dollar-for-dollar basis. We intend to actively develop and explore the Lands which will defer these potential liabilities into the longer term.

We currently anticipate that the Guarantee will be provided to Devon by our largest shareholder, Holloman Corporation, in exchange for 3,250,000 shares of our restricted common stock. Likewise, the Letters of Credit will be provided to Devon and the government of the Yukon Territory, by Pacific LNG Operations Ltd. (“PLNG”), in exchange for 4,000,000 shares of our restricted common stock. PLNG is an investor specializing in energy related transactions and is currently a 47.5% LNG partner in Liquid Niugini Gas Ltd., a company established to build and operate a facility to deliver liquid natural gas and natural gas liquids in Papua New Guinea. PLNG is also a substantial indirect interest holder in the Elk and Antelope gas discoveries in Papua New Guinea. Henry Aldorf, the Chairman of our Board of Directors, is President of PLNG.

The closing of the Purchase Agreement is scheduled for July 18, 2012. The completion of this acquisition is subject to certain conditions which include, but are not limited to; our ability to secure adequate financing, appropriate approvals, due diligence and delivery of the required Guarantee and Letters of Credit.

We are also pursuing the acquisition of additional working interests in the Assets.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

During the period from June 29, 2012 through July 5, 2012, we sold 575,000 shares of our common stock to four (4) accredited investors at a price of $1.20 per share. Gross proceeds from these private placements totaled $690,000. We paid $3,150 in finder’s fees in connection with the sale of these shares. The sales were made pursuant to the terms of an offering approved by our Board of Directors on May 29, 2012.

We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the sale of these shares. The purchasers were sophisticated investors who were provided full information regarding our business and operations. There was no general solicitation in connection with the offer or sale of these shares. The purchasers acquired the shares for their own accounts. The certificates representing the shares will bear a restricted legend providing that they cannot be sold unless pursuant to an effective registration statement or an exemption from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EFL OVERSEAS, INC.

Date: July 5, 2012	By:	/s/ Keith Macdonald
Keith Macdonald
Chief Executive Officer